SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AMERICA’S CAR-MART, INC.
(Name of Registrant as Specified in Its Charter)

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AMERICA’S CAR-MART, INC.
802 Southeast Plaza Ave., Suite 200
Bentonville, Arkansas 72712

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held
October 12, 2005

To the Holders of Common Stock of
America’s Car-Mart, Inc.

Notice is hereby given that the Annual Meeting of Stockholders of America’s Car-Mart, Inc., a Texas corporation (the “Company”), will be held at the Clarion Hotel, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712, on Wednesday, October 12, 2005, at 10:00 a.m., local time, for the following purposes:

(1)	To elect five directors to serve for a term of one year and until their successors have been elected and qualified;

(2)	To approve the Company’s 2005 Restricted Stock Plan; and

(3)	To conduct such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record as of the close of business on August 19, 2005, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors. Tilman J. Falgout, III Chief Executive Officer and General Counsel

August 29, 2005

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to complete, sign, date and mail the enclosed proxy in the accompanying return envelope to which no postage need be affixed if mailed within the United States.

AMERICA’S CAR-MART, INC.
802 Southeast Plaza Ave., Suite 200
Bentonville, Arkansas 72712

Annual Meeting of Stockholders
October 12, 2005
________________________

PROXY STATEMENT
________________________

This Proxy Statement, which is first being mailed to stockholders on or about September 1, 2005, is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of America’s Car-Mart, Inc. (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held at the Clarion Hotel, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712, on Wednesday, October 12, 2005, at 10:00 a.m., local time, and at any or all adjournments or postponements thereof. The address of the principal executive offices of the Company is 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712 and the Company’s telephone number is (479) 464-9944.

VOTING

Voting and Revocability of Proxies

Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the Annual Meeting by notifying in writing the Secretary of the Company at the address above, prior to the Annual Meeting date. In addition, if the person executing the proxy is present at the Annual Meeting, he may, but need not, revoke the proxy, by notice of such revocation to the Secretary of the Annual Meeting, and vote his shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not so revoked, will be voted at the Annual Meeting in accordance with the instructions specified therein. Where no choice is specified, proxies will be voted FOR the election of the nominees for director named herein, FOR approval of the Company’s 2005 Restricted Stock Plan and, on any other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies.

Return of Proxy Card

Please complete, sign, date and return the accompanying proxy card promptly in the enclosed addressed envelope, even if you plan to attend the Annual Meeting. Postage need not be affixed to the envelope if mailed in the United States.

The immediate return of your proxy card will be of great assistance in preparing for the Annual Meeting and is, therefore, urgently requested. If you attend the Annual Meeting and vote in person, your proxy card will not be used.

Record Date and Share Ownership

Only stockholders of record at the close of business on August 19, 2005 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Each share of common stock of the Company issued and outstanding on such record date is entitled to one vote. As of August 19, 2005, the Company had outstanding 11,846,074 shares of common stock.

Expenses of Solicitation

We will bear the entire cost of the proxy solicitation, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, and any additional materials furnished to stockholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, e-mail, telegram, facsimile or personal solicitation by our directors, officers or regular employees. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

Quorum; Required Vote; Abstentions and Broker Non-Votes

The presence at the Annual Meeting of the holders of a majority of the outstanding shares of our common stock as of the record date is necessary to constitute a quorum. Stockholders will be counted as present at the meeting if they are present in person at the Annual Meeting or if they have properly submitted a proxy card. A plurality of the votes duly cast is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting is required for approval of the Company’s 2005 Restricted Stock Plan.

Any abstaining votes and broker “non-votes” will be counted as present and entitled to vote and therefore will be included for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker “non-votes” will be deemed to be “votes cast.” As a result, broker “non-votes” and abstentions will not be included in the tabulation of the voting results on the election of directors and, therefore, will not have any effect on such votes. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

Our Board presently consists of six members. The Board has determined that Carl E. Baggett, Robert J. Kehl, William M. Sams and John David Simmons have no relationship with our company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are independent within the rules of the NASDAQ National Market (“NASDAQ”).

Committees of the Board of Directors

The Board of Directors of the Company presently has three standing committees: Audit Committee, Compensation and Stock Option Committee (the “Compensation Committee”) and Nominating Committee. Each of these committees is described below.

Audit Committee. The Audit Committee assists the Board in overseeing our accounting and financial reporting processes and audits of our financial statements. It is directly responsible for the appointment, compensation, retention, and oversight of the work of our registered public accounting firm. It reviews the auditing accountant’s audit of our financial statements and its report thereon, management’s report on our system of internal controls over financial reporting, various other accounting and auditing matters and the independence of the auditing accountants. The Committee reviews and pre-approves all audit and non-audit services performed by our auditing accountants, or other accounting firms, other than as may be allowed by applicable law. It has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. The Audit Committee meets with management to review any issues related to matters within the scope of the Audit Committee’s duties.

The Audit Committee is currently composed of Messrs. Simmons, Kehl, Sams and Baggett, each of whom is an “independent director” as such term is defined by the NASDAQ’s listing standards. The Board has determined that Carl E. Baggett is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (the “SEC”). Beginning in June 2005, Mr. Simmons receives $1,000 per month for serving as Chairman of the Audit Committee. Other than Mr. Simmons, no other member of the committee receives any compensation from us other than for service as a member of the Board of Directors and committees of the Board. The Audit Committee held six meetings during the last fiscal year.

Compensation Committee. The Compensation Committee is currently composed of Messrs. Simmons, Kehl, and Baggett. This Committee recommends compensation levels for our executive officers, and is authorized to consider and make grants of options pursuant to the Company’s 1997 Stock Option Plan and to administer the 1997 Stock Option Plan and any other equity incentive plans adopted by the Company. The Compensation Committee met twice during fiscal 2005.

Nominating Committee. The Nominating Committee is currently composed of Messrs. Simmons, Kehl and Baggett. The Nominating Committee operates pursuant to a written charter adopted by the Board of Directors. Although the charter is not available on the Company’s website, it is attached to this Proxy Statement as Appendix A. Nominees for election to the Board of Directors are considered and recommended by the Nominating Committee of the Board of Directors. The full Board of Directors considers the recommendations of the Nominating Committee and recommends the nominees to the stockholders. The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from our directors and officers. Additionally, the Nominating Committee will consider persons recommended by our stockholders in selecting nominees for election. The Nominating Committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders because it believes that it can adequately evaluate any such nominee on a case-by-case basis. However, the Nominating Committee would consider for possible nomination qualified nominees recommended by stockholders. Stockholders who wish to propose a qualified nominee for consideration should submit complete information as to the identity and qualifications of that person to the Secretary of the Company at 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712. See “—Stockholder Proposals for 2006 Annual Meeting” below for information regarding procedures that must be followed by stockholders in order to nominate directors at the 2006 annual meeting. Absent special circumstances, the Nominating Committee will continue to nominate qualified incumbent directors whom the Nominating Committee believes will continue to make important contributions to the Board of Directors. The Nominating Committee generally requires that nominees be persons of sound ethical character, be able to represent all stockholders fairly, have no material conflicts of interest, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major business issues facing the Company. The Nominating Committee met once during fiscal 2005.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been one of our officers or employees. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be disclosed in this Proxy Statement.

Stockholder Communications with the Board

The Board of Directors has implemented a process for stockholders to send communications to the Board. Any stockholder desiring to communicate with the Board, or with specific individual directors, may do so by writing to the Secretary of the Company at 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712. The Secretary of the Company has been instructed by the Board to promptly forward all such communications to the Board or such individual directors.

Stockholder Proposals for 2006 Annual Meeting

Any proposal to be presented at the 2006 Annual Meeting of Stockholders must be received at the principal executive offices of the Company not later than May 4, 2006, directed to the attention of the Secretary, for consideration for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. In connection with next year’s Annual Meeting, if the Company does not receive notice of a matter or proposal to be considered by July 18, 2006, then the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the Annual Meeting, if such matter or proposal is raised at that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.

Director Compensation

Effective November 1, 2004, each non-employee director receives a $3,000 monthly retainer. Directors who are also employees of the Company do not receive separate compensation for their services as a director. On the first business day of July in each year, each then serving non-employee director of the Company is automatically granted an option pursuant to the 1997 Stock Option Plan to purchase 3,750 shares of common stock, at an exercise price equal to the fair market value of such stock as of the close of business on the date of grant. These options are exercisable for a period of up to ten years from the date of grant or, in the event that a director ceases to be a director of the Company for any reason, 90 days following the date on which such director ceased to be a director, if earlier.

Board Members’ Attendance at Board Meetings and Prior Year’s Annual Meeting

During the Company’s last fiscal year, the Board of Directors held four meetings and took action three times by unanimous written consent. Except for Mr. Kehl, each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and by the Committees of the Board on which such director served.

It is the Board’s policy that all directors should attend the Annual Meeting of Stockholders unless unavoidably prevented from doing so by unforeseen circumstances. All of our directors attended the 2004 Annual Meeting of Stockholders.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all employees, including executive officers and directors. A copy of the Company’s Code was filed as Exhibit 14.1 to our Annual Report on Form 10-K for the fiscal year ended April 30, 2004. In the event that we make any amendment to, or grant any waiver from, a provision of the Code that requires disclosure under applicable SEC or NASDAQ rules, we shall disclose such amendment or waiver and the reasons therefor, as required.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Pursuant to the Bylaws of the Company, the Board of Directors has set the number of directors for the ensuing year at five, all of whom are proposed to be elected at the Annual Meeting. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present Board of Directors, upon the recommendation of the Nominating Committee. Management knows of no current circumstances that would render any nominee named herein unable to accept nomination or election. Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.

Members of the Board of Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

Nominees for election to the Board of Directors are considered and recommended by the Nominating Committee of the Board of Directors. The full Board of Directors considers the recommendations of the Nominating Committee and recommends the nominees to the stockholders. The following persons were nominated in accordance with this process.

Tilman J. Falgout, III, age 56, has served as Chief Executive Officer of the Company since May 2002 and as General Counsel of the Company since March 1995. Mr. Falgout also served as Executive Vice President of the Company from March 1995 to May 2002. Mr. Falgout has served as Chairman of the Board since May 2004 and as a director since September 1992.

Carl E. Baggett, age 71, has served as Chairman of the Board of Directors of Arvest Bank in Rogers, Arkansas since 2000. From 1975 until 2000, Mr. Baggett was President and Chief Executive Officer of First National Bank, Rogers, Arkansas. Mr. Baggett has served as a director of the Company since September 2002.

William H. Henderson, age 42, has served as President of the Company since May 2002. From 1999 until May 2002, Mr. Henderson served as Chief Operating Officer of Car-Mart, the Company’s wholly owned operating subsidiary. From 1992 through 1998, Mr. Henderson served as General Manager of Car-Mart. From 1987 to 1992, Mr. Henderson primarily held the positions of District Manager and Regional Manager at Car-Mart. Mr. Henderson has served as Vice Chairman of the Board since May 2004 and as a director since September 2002.

William M. Sams, age 67, has served as a director of the Company since March 2005. Mr. Sams currently manages his personal investments. From 1981 until 2000, Mr. Sams was the President and Chief Investment Officer of FPA Paramount Fund, Inc., as well as Executive Vice President to both First Pacific Advisors, Inc. and FPA Perennial Fund, Inc. He started his career in 1966 in the mutual fund industry.

John David Simmons, age 69, has served as a director of the Company since August 1986. Since 1970, he has been President of Simmons & Associates LLC, a real estate development company, and Management Resources LLC, a management consulting firm.

The Board of Directors recommends a vote FOR each of the five nominees to the Company’s Board of Directors.

Proposal 2: Approval of the Company’s 2005 Restricted Stock Plan

On August 9, 2005, the Compensation Committee adopted, subject to stockholder approval, the 2005 Restricted Stock Plan (“2005 Plan”). The 2005 Plan will become effective upon stockholder approval. The following summary of certain features of the 2005 Plan is qualified in its entirety by reference to the full text of the 2005 Plan, which is attached to this proxy statement as Appendix B.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting is required for approval of this proposal.

Nature and Purpose of the 2005 Plan

The Company’s existing compensation plans only provide the Compensation Committee with the ability to grant stock options. The 2005 Plan will permit the Compensation Committee to grant restricted stock, which will broaden the array of equity alternatives available to the Compensation Committee when designing compensation incentives.

The purpose of the 2005 Plan is to promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance. The 2005 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operations largely is dependent.

Authorized Shares

The Company will authorize 100,000 shares of the Company’s common stock for issuance under the Plan. These shares may, in the Board’s discretion, be made from authorized and unissued shares or from treasury shares. All authorized and unissued shares issued pursuant to the 2005 Plan shall be fully paid and nonassessable shares and free from preemptive rights. The market value of the common stock as reflected in the closing sale price of a share of common stock on NASDAQ on August 19, 2005, was $20.17. All certificates for shares of common stock delivered under the 2005 Plan (“Restricted Shares”) will be subject to such restrictions and legends as the Compensation Committee deems advisable and/or as required by applicable law or Federal or state securities rules. The number and kind of shares issued under the Plan or authorized for issuance will be appropriately adjusted by the Compensation Committee to reflect certain spinoffs and other changes in the Company’s capital structure which might result in unintended increases or decreases in the value of a participant’s award. Any Restricted Shares which are issued under the Plan but later cancelled or forfeited will be added back to the number of authorized shares and be available for reissuance under the Plan.

Administration

The 2005 Plan will be administered by the Compensation Committee, so long as the membership of such Committee meets the requirements necessary for awards under the 2005 Plan to satisfy the exemption from the short-swing profit provisions under Rule 16b-3 of the Exchange Act and the performance-based exemption to the limitations of Code Section 162(m). We believe that the Compensation Committee currently satisfies these requirements. If at any future time the Compensation Committee fails to meet these requirements, the Board will serve in its place. Subject to the provisions of the 2005 Plan, the Compensation Committee will have plenary authority in its discretion to select the individuals to whom Restricted Shares are awarded, the number of Restricted Shares to be included in each award, the time or times at which Restricted Shares are awarded (the “Grant Date”) and whether the Restricted Shares included in any award are subject to payment by the respective participant of a purchase price and the amount of such purchase price. The Compensation Committee will have discretionary authority to interpret the 2005 Plan and to prescribe, amend and rescind rules and regulations relating to it.

Eligibility

An award of Restricted Shares may be made only to those persons selected by the Compensation Committee from among the employees, officers and directors of the Company or its subsidiaries. As of August 19, 2005, approximately 760 persons were eligible to receive Restricted Shares pursuant to the 2005 Plan.

Factors Considered in Awarding Restricted Shares

In making awards of Restricted Shares to participants, the Compensation Committee will take into account the duties of the respective participants, their present and potential contribution to the success of the Company and its subsidiaries, and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purposes of the 2005 Plan.

Restricted Shares

The Compensation Committee may impose such conditions and/or restrictions on any award made pursuant to the 2005 Plan as it may deem advisable, including, without limitation, payment of a purchase price for each Restricted Share, restrictions based upon the achievement of specific performance goals, time-based restrictions, and/or restrictions under applicable Federal or state securities laws. The conditions and restrictions imposed on any award need not be uniform among all awards or Restricted Shares issued to the same participant or to other participants pursuant to the 2005 Plan. The Compensation Committee, in its sole discretion, may accelerate or otherwise modify the period of restriction applicable to any Restricted Share or substitute new awards in place of outstanding awards, provided that in the event that outstanding awards will be materially and adversely affected, the participant’s written consent must be obtained.

Upon the award to a participant of Restricted Shares, the participant will become a stockholder with respect to such shares and, subject to the provisions of the 2005 Plan, will have the rights of a stockholder with respect to such shares; provided, however, that the participant must execute an irrevocable proxy granting the Company the right to vote his or her shares until the end of the period of restriction.

Amendment, Modification or Termination of the 2005 Plan

The Board may at any time alter, amend, suspend or terminate the 2005 Plan in whole or in part; provided, however, that to the extent required by applicable laws or Federal or state securities rules, any such modification or termination will be subject to the approval of the stockholders of the Company; and provided further, however, that such amendment shall not materially adversely affect any outstanding awards unless the affected participant’s written consent is obtained.

Federal Income Tax Consequences of the Awards

The following discussion of the Federal income tax consequences of the issuance, vesting, payment, sale and forfeiture of awards under the 2005 Plan is based on an analysis of the Internal Revenue Code of 1986 (as amended and currently in effect), existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, a participant may also be subject to state and local tax consequences in the jurisdiction in which he or she works and/or resides.

In general, no income will be recognized by a participant at the time an award is granted to him or her. Ordinary income will be recognized by a participant at the time the restrictions which apply to a Restricted Share terminate and the participant is no longer subject to a substantial risk of forfeiting such Restricted Share to the Company (referred to as “vesting”). The amount of such ordinary income due with respect to the award will normally equal the excess, if any, of the fair market value of the underlying shares of the common stock on the date the Restricted Share vests, over the price paid by the participant for the shares, if any. This ordinary (compensation) income will also constitute wages subject to withholding by the Company. Any subsequent realized gain or loss on shares will be a capital gain or loss with the participant’s holding period measured from the date of vesting and with the participant’s basis in each share being equal to the price paid by the participant for such share, if any, plus the amount of ordinary income, if any, recognized with respect to such share upon vesting.

Notwithstanding the foregoing, a participant may within 30 days after a Restricted Share is granted to him or her under the 2005 Plan elect under Section 83(b) of the Code (a “Section 83(b) Election”) to include in income as of the date of such grant the excess, if any, of the fair market value of a share of the common stock on the date the Restricted Share is granted, over the price paid by the participant for such Restricted Share, if any. Such income will be ordinary (compensation) income which will also constitute wages subject to withholding by the Company. If a participant subsequently vests in Restricted Shares as to which a Section 83(b) Election has been made, such vesting will not result in a taxable event to the participant. If a participant makes a Section 83(b) Election with respect to any Restricted Share, and subsequently is required under the 2005 Plan to forfeit such Restricted Share or to sell the Restricted Share to the Company for the price paid by the participant, if any, the participant will not be entitled to a deduction with respect thereto and will not have a capital loss as a result thereof. Any gain or loss subsequently realized on a Restricted Share with respect to which a Section 83(b) Election was made will be a capital gain or loss with the participant’s holding period measured from the date of grant and with the participant’s basis in each share being equal to the price paid by the participant for such share, if any, plus the amount of ordinary income, if any, recognized with respect to such share at the time of the 83(b) Election.

The Company is entitled to a deduction for Federal income tax purposes for its taxable year which ends during the participant’s taxable year in which the participant is required to recognize ordinary income with respect to the award. Such deduction will ordinarily be in an amount equal to the amount included in income by the participant, although it is subject to certain specified limitations under Section 162(m) of the Code.

New Plan Benefits

Although all executive and non-executive officers, employees and directors of the Company will be eligible for awards under the Plan if selected by the Compensation Committee in its discretion, it is not possible, at this time, to predict the benefits and amounts that will actually be received by any individual participant or group of participants in the future.

The Board of Directors recommends a vote FOR the adoption of the 2005 Plan.

REPORT OF THE AUDIT COMMITTEE

In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended April 30, 2005, the Audit Committee met six times and discussed internal controls, accounting, auditing and financial reporting practices of the Company with the Company’s Chief Financial Officer and the independent auditors and accountants for the Company, Grant Thornton LLP.  In discharging its oversight responsibility as to the audit process, each member of the Audit Committee has reviewed the Company’s audited financial statements as of and for the year ended April 30, 2005 and the Audit Committee held one meeting with management and Grant Thornton LLP to discuss the audited financial statements prior to filing the Company’s Annual Report on Form 10-K. The Audit Committee also met with Grant Thornton LLP to discuss the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) prior to filing the Company’s Annual Report on Form 10-K.

The Audit Committee has received and reviewed the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton LLP its independence in connection with its audit of the Company’s financial statements for the year ended April 30, 2005. The Audit Committee has also considered whether Grant Thornton LLP’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence with respect to the Company and has determined that the provision of certain non-audit services is consistent with and compatible with Grant Thornton LLP maintaining its independence. See “Principal Accountant Fees and Services.” Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2005.

Respectfully submitted,
John David Simmons	Carl E. Baggett	William M. Sams	Robert J. Kehl

The information in the foregoing Report of the Audit Committee shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates these paragraphs by reference into such filing.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of the Company recommends compensation levels for the executive officers of the Company, including the Chief Executive Officer, and is authorized to consider and make grants of options pursuant to the Company’s 1997 Stock Option Plan and to administer the 1997 Stock Option Plan and any other equity compensation plan adopted by the Company. It is the Committee’s responsibility to review and make recommendations to the Board of Directors with respect to compensation of officers of the Company. In formulating its compensation policies and decisions, the Committee endeavors to provide a competitive compensation package that enables the Company to attract and retain key executives and to integrate compensation programs with the Company’s annual and long-term business strategies and objectives and focus executive actions on the fulfillment of the objectives. The Compensation Committee met twice during fiscal 2005.

The Company’s executive compensation program generally consists of base salary and annual incentive compensation through the payment of cash bonuses. Stock options are also occasionally utilized in order to align executives’ interests more closely with the interests of the stockholders of the Company. During the fiscal year ended April 30, 2005, Mr. Falgout, the Company’s Chief Executive Officer, received a base salary of $300,000 and a bonus of $89,882. The Compensation Committee established Mr. Falgout’s salary and bonus taking into consideration (i) the Company’s recent operating results, (ii) the Company’s growth, (iii) the increase in the Company’s market capitalization, and (iv) the compensation levels paid to chief executive officers of other public companies of comparable size. For fiscal 2005, Mr. Falgout’s salary and bonus increased to $389,882 from $375,000 in fiscal 2004, an increase of 4%. During the same period, the Company’s revenues and income from continuing operations increased 16% and 15%, respectively. Further, from the end of fiscal 2004 to the end of fiscal 2005, the Company’s market capitalization increased approximately 24%.

The Compensation Committee takes action from time to time, based upon guidelines and recommendations provided by the Board of Directors, to provide additional incentive compensation to the executive officers and other employees through the award of stock options under the Company’s existing stock option plan. During the year ended April 30, 2005, options to purchase 16,000 shares of the Company’s common stock were granted to Mr. Falgout.

The Company’s future compensation policies will be developed in light of the Company’s financial position and results of operations and with the goal of rewarding members of management for their contributions to the Company’s success.

Respectfully submitted,
John David Simmons	Carl E. Baggett	Robert J. Kehl

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee on Executive Compensation shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to or on behalf of the Company’s executive officers for the years ended April 30, 2005, 2004 and 2003:

		Annual Compensation		Long-Term Compensation	All Other Compensation(1)
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Options

Tilman J. Falgout, III	2005	$300,000	$ 89,882	16,000	$ 8,377
Chief Executive Officer	2004	300,000	75,000	—	7,780
and General Counsel	2003	300,000	—	20,000	830,011(2)

William H. Henderson	2005	$225,000	$179,764	16,000	$ 4,132
President	2004	225,000	158,044	—	7,138
	2003	175,000	—	—	344,500(3)

Mark D. Slusser	2005	$245,000	$ 89,882	6,000	$ 3,983
Chief Financial Officer	2004	245,000	79,022	—	4,502
and Secretary	2003	200,000	140,749	30,000	529,284(4)

Eddie L. Hight	2005	$150,000	$ 89,882	12,000	$ 3,912
Chief Operating Officer	2004	150,000	79,022	—	6,235
	2003	140,000	411	—	212,300(3)

(1)	These amounts include contributions to the Company’s 401(k) Plan and payment of disability insurance premiums as follows:

	Mr. Falgout	Mr. Henderson	Mr. Slusser	Mr. Hight
Disability Insurance 2005 2004 2003	$5,011 5,011 5,011	— — —	— — $2,284	— — —

401(k) Plan 2005 2004 2003	$3,366 2,769 2,750	$4,132 7,138 3,804	$3,983 4,502 3,750	$3,912 6,235 3,387

(2)
Includes payments in the amount of $822,250 under a severance agreement that was triggered in October 2001 in connection with the Company’s decision to sell all of its subsidiaries and investments except Car-Mart, and relocate its corporate headquarters to Bentonville, Arkansas. As of April 30, 2003, all obligations under the severance agreement were paid in full.

(3)
Includes the following amounts paid in cash or shares of America’s Car-Mart, Inc., a subsidiary of the Company (“Car-Mart”), pursuant to an incentive program established by the Company in connection with its acquisition of a majority interest in Car-Mart in 1999: Mr. Henderson, $340,696 for the year ended April 30, 2003 and Mr. Hight, $208,913 for the year ended April 30, 2003. In March 2002, the Company acquired all of the remaining issued and outstanding shares of common stock of Car-Mart, and the incentive program has been terminated.

(4)
Includes payments in the amount of $523,250 under a severance agreement that was triggered in October 2001 in connection with the Company’s decision to sell all of its subsidiaries and investments except Car-Mart, and relocate its corporate headquarters to Bentonville, Arkansas. As of April 30, 2003, all obligations under the severance agreement were paid in full.

Stock Option Plan

In July 1997, the Board of Directors adopted the Company’s 1997 Stock Option Plan which was subsequently approved by the stockholders at the 1997 Annual Meeting (the “1997 Plan”). The following table provides information relating to stock options granted during the last fiscal year to the Company’s executive officers:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	5%	10%
Tilman J. Falgout, III	24,000	32%	$23.75	12/8/14	$358,470	$908,433
William H. Henderson	24,000	32%	$23.75	12/8/14	$358,470	$908,433
Mark D. Slusser	9,000	12%	$23.75	12/8/14	$134,426	$340,662
Eddie L. Hight	18,000	24%	$23.75	12/8/14	$268,852	$681,325
___________________________

(1)
Amounts reflect the assumed rates of appreciation set forth in the SEC’s executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the Company’s common stock.

The following table provides certain information concerning each exercise of stock options under the Company’s stock option plans during the fiscal year ended April 30, 2005 by the Company’s executive officers, and the fiscal year-end value of unexercised options held by such persons under the Company’s stock option plans:

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable	Value of Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable(2)

Tilman J. Falgout, III	120,000	$2,443,025	221,898 / 0	$3,304,938 / $ -
William H. Henderson	21,569	$ 378,383	34,682 / 0	$ 155,459 / $ -
Mark D. Slusser	26,250	$ 435,613	54,000 / 0	$ 595,050 / $ -
Eddie L. Hight	19,875	$ 328,600	18,000 / 0	$ - / $ -
___________________________

(1)	Calculated as the amount by which the aggregate fair market value of the optioned shares exceeds the aggregate exercise price on the date of exercise.

(2)
Calculated as the excess of the fair market value of the Company’s common stock on April 29, 2005 ($21.14 per share) over the exercise price, times the number of optioned shares. The actual value, if any, an executive may realize will depend upon the amount by which the fair market value of the Company’s common stock exceeds the exercise price when the options are exercised.

Employment Agreements

Effective May 1, 2003, the Company entered into a three-year employment agreement with each of William H. Henderson, the Company’s President, and Eddie L. Hight, the Company’s Chief Operating Officer. The agreement with Mr. Henderson provides that he shall be entitled to receive a base salary of at least $225,000 and a bonus equal to 1.0% of the Company’s net income. Mr. Hight’s agreement provides for a base salary of at least $150,000 and a bonus of 0.5% of the Company’s net income. Each of the agreements provides that following a change in control of the Company, the executive shall be entitled to receive severance pay if his employment is terminated. Such severance pay shall be equal to 2.99 times the executive’s annual base salary if the executive’s employment is terminated by the Company, and 1.0 times the executive’s annual base salary if the executive chooses to terminate his employment.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 30, 2005 with respect to the Company’s equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under the Stock Option Plan (Excluding Securities Reflected in Column (a)) (c)

Equity Compensation Plans Approved by Security Holders	370,220	$9.68	30,533

Equity Compensation Plans Not Approved by Security Holders(1)	52,500	7.18	—

Total	422,720	$9.37	30,533
_________________________
(1)
As of April 30, 2005, the Company had stock purchase warrants outstanding to purchase 52,500 shares at prices ranging from $2.50 to $18.23 per share (weighted average exercise price of $7.18). All of the warrants are presently exercisable and expire between 2006 and 2009. During the fiscal years ended April 30, 2004 and 2003, the Company issued warrants to purchase 18,750 and 7,500 shares of its common stock, which had weighted-average grant-date fair values of $4.05 and $2.00 per share, respectively.

OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of July 31, 2005, with respect to ownership of the outstanding common stock of the Company by (i) all persons known to the Company to own beneficially more than five percent of the Company’s outstanding common stock, (ii) each of our directors, (iii) our Chief Executive Officer and each of the three other executive officers for the last fiscal year, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares owned by him or her.

Name	Number of Shares Beneficially Owned	Percent of Class

Robert J. Kehl	1,090,518 (1)	9.2%

Tilman J. Falgout, III	1,030,250 (2)	8.5%

William M. Sams	528,750 (3)	4.5%

Mark D. Slusser	107,025 (4)	*

William H. Henderson	110,967 (5)	*

Eddie L. Hight	63,891(6)	*

John David Simmons	50,944 (7)	*

Carl E. Baggett	12,150 (8)	*

All Directors and Executive Officers as a Group (8 persons)	2,994,495 (9)	24.5%

_________________________

*	Less than 1%.

(1)	Includes 369,267 shares held by Mr. Kehl’s wife and 15,000 shares subject to presently exercisable stock options. Mr. Kehl’s address is 780 Mount Carmel, Dubuque, Iowa 52003.

(2)
Includes 221,898 shares subject to presently exercisable stock options and 600,000 shares held in a corporation controlled by Mr. Falgout. Mr. Falgout’s address is 251 O’Connor Ridge Blvd., Suite 100, Irving, Texas 75038.

(3)	Includes 3,750 shares subject to presently exercisable stock options.

(4)	Includes 54,000 shares subject to presently exercisable stock options.

(5)	Includes 34,682 shares subject to presently exercisable stock options.

(6)	Includes 18,000 shares subject to presently exercisable stock options.

(7)	Includes 15,000 shares subject to presently exercisable stock options.

(8)	Includes 11,250 shares subject to presently exercisable stock options.

(9)	Includes 373,580 shares subject to presently exercisable stock options.

See “Equity Compensation Plan Information” above for certain information regarding common stock reserved for issuance under the Company’s stock option plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain officers, and persons who own more than 10% of the outstanding common stock of the Company to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons, during the year ended April 30, 2005, all Section 16(a) filing requirements applicable to the directors, officers and greater than 10% stockholders were complied with by such persons, except as hereinafter described. Mr. Baggett filed one Form 4 late relating to an acquisition of stock options. Mr. Simmons filed one Form 4 late relating to an acquisition of stock options. Mr. Hight filed one Form 4 late relating to an exercise of options. Mr. Kehl filed one Form 4 late relating to an acquisition of stock options and one Form 4 late relating to a series of eight sales of common stock by his wife. All of the Form 4s were subsequently filed.

RELATED PARTY TRANSACTIONS

For the fiscal year ended April 30, 2005, there were no related party transactions required to be disclosed in this Proxy Statement.

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the fiscal year end percentage change in the cumulative total stockholder return on the Company’s common stock to (i) the cumulative total return of the Nasdaq Market Index (U.S. companies), and (ii) the Hemscott Group 744 Index - Auto Dealerships (“Automobile Index”), for the period of five fiscal years commencing on May 1, 2000 and ending on April 30, 2005. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 on May 1, 2000.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for America’s Car-Mart, Inc.

	4/28/00	4/30/01	4/30/02	4/30/03	4/30/04	4/29/05
America’s Car-Mart, Inc.	100.00	75.22	255.23	285.71	495.04	603.69
Automobile Index	100.00	120.69	216.41	154.26	207.75	211.05
NASDAQ Market Index (U.S. Companies)	100.00	55.96	44.07	37.76	51.36	51.69

The dollar value at April 29, 2005 of $100 invested in the Company’s common stock on May 1, 2000 was $603.69, compared to $211.05 for the Automobile Index described above and $51.69 for the NASDAQ Market Index (U.S. Companies).

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Grant Thornton LLP served as the Company’s independent auditors for the fiscal year ended April 30, 2005. The Company has not as yet executed an engagement letter with respect to the audit of the Company’s financial statements for the fiscal year ending April 30, 2006, but expects to do so in due course. Historically, the Company and Grant Thornton LLP have executed an engagement letter near the end of the fiscal year being audited. That engagement letter also covers quarterly reviews for the first three fiscal quarters in the subsequent fiscal year.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions that stockholders may have. The Company knows of no direct or indirect material financial interest or relationship that members of this firm have with the Company.

Audit Fees

The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal control over financial reporting, the audit of the Company’s 401(k) plan, and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q totaled $596,133 for the fiscal year ended April 30, 2005 and $154,189 for the fiscal year ended April 30, 2004. The cost of complying with Section 404 of the Sarbanes-Oxley Act of 2002 contributed significantly to the increase in audit fees in the last fiscal year.

Audit-Related Fees

The aggregate fees billed by Grant Thornton LLP related to assurance and related services for the performance of the audit or review of the Company’s financial statements totaled $6,530 for the fiscal year ended April 30, 2005 and $2,138 for the fiscal year ended April 30, 2004.

Tax Fees

The aggregate fees billed by Grant Thornton LLP for professional services rendered for tax compliance, tax advice or tax planning totaled $525 for the fiscal year ended April 30, 2005 and $6,260 for the fiscal year ended April 30, 2004.

All Other Fees

The aggregate of all other fees for services provided by Grant Thornton LLP were $0 for the fiscal year ended April 30, 2005, and $2,250 for the fiscal year ended April 30, 2004 which related to assistance in responding to a regulatory review letter.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Grant Thornton LLP to the Company is compatible with maintaining such firm’s independence with respect to the Company and has determined that the provision of the specified non-audit services is consistent with and compatible with Grant Thornton LLP maintaining its independence. See also “Report of the Audit Committee.”

Policy on Audit Committee Pre-Approval of Services of Independent Auditors

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent auditor. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. During the fiscal year ended April 30, 2005, the Audit Committee pre-approved all audit and permitted non-audit services that were provided to the Company by the independent auditors.

OTHER MATTERS

Annual Report on Form 10-K and Financial Statements

The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005, as filed with the SEC, is available to stockholders who make written request therefor to the Secretary of the Company at the offices of the Company, 802 Southeast Plaza Ave., Suite 200, Bentonville, Arkansas 72712. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of the Company’s expenses in furnishing such documents. Our Annual Report on Form 10-K (including exhibits thereto) and this Proxy Statement are also available by following the link on our website at www.car-mart.com under the “SEC Filings” section which is under the “Investor Relations” section.

Stock Split

In March 2005, the Company’s Board of Directors declared a three-for-two common stock split, effected in the form of a 50% stock dividend, that was paid in April 2005. All share amounts in this Proxy Statement have been adjusted to reflect the three-for-two common stock split.

Other Business

Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors. Tilman J. Falgout, III Chief Executive Officer and General Counsel
August 29, 2005

Appendix A

AMERICA’S CAR-MART, INC.

NOMINATING COMMITTEE CHARTER

COMPOSITION

Membership of the Nominating Committee (the “Committee”) of America’s Car-Mart, Inc. (the “Company”) shall consist solely of members of the Company’s board of directors (the “Board”) who are “independent directors” as that term is defined by The Nasdaq Stock Market, Inc. (“Nasdaq”) and the Securities and Exchange Commission (the “SEC”). The Committee shall consist of at least two members. The members of the Committee and the Committee chairman shall be appointed by the Board.

FUNCTIONS AND AUTHORITY

The Committee will have the full power and authority to carry out the following primary responsibilities or to delegate such power and authority to one or more subcommittees of the Committee:

•    Director Nominations - The Committee has the primary responsibility for establishing criteria for Board membership and identifying, evaluating, reviewing and recommending qualified candidates to serve on the Board. The Committee shall also have the primary responsibility for reviewing, evaluating and considering the recommendation for nomination of incumbent directors for reelection to the Board, as well as monitoring the size of the Board. The selection of nominees for director to be presented to the stockholders for election or reelection, and the selection of new directors to fill vacancies and newly created directorships on the Board shall be made by the full Board based on the recommendations of the Committee.

•    Committee Meeting Attendees - The Committee shall be authorized to request members of senior management, outside counsel or other advisors to participate in Committee meetings.

•    Recommendations - The Committee will consider potential nominees proposed by members of the Committee, other directors, management and stockholders. Because it is in the Company’s best interest to promote a healthy working relationship between management and the Board, the Committee is encouraged to solicit and take into consideration the views of management on potential nominees, including the views of the Chief Executive Officer, who can offer perspectives on the Company’s challenges and strategic direction that may be helpful in evaluating the potential contributions of the proposed nominees. If appropriate under the circumstances and in consultation with senior management, the Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. The Committee shall also have the power and authority to consider recommendations for Board nominees and proposals submitted by the Company's stockholders and to establish any policies, procedures, requirements and criteria for reviewing and evaluating such proposals.

•    Board Committee Nominations - The Committee, after due consideration of the interests, independence and experience of the individual directors and the independence and experience requirements of Nasdaq, the rules and regulations of the SEC and other applicable law, as well as the views of the Chairman of the Board, the Chief Executive Officer and the other directors, shall recommend to the entire Board annually the chairmanship and membership of each committee of the Board.

•    Board Assessment - The Committee shall periodically review, discuss and assess the performance of the Board, including Board committees and Committee members, seeking input from senior management, the full Board and others. The assessment includes evaluation of the Board’s contribution as a whole, including the number of meetings attended, level of participation, quality of performance, and any other relationships and

A-1

transactions that might impair the independence of the directors. The Committee shall also assess the overall Board composition and makeup and specific areas in which the Board and/or management believe better contributions could be made. The factors to be considered shall include whether the directors, both individually and collectively, can and do provide the skills and expertise appropriate for the Company. The Committee shall also consider and assess the independence of directors, including whether a majority of the Board continues to be independent in accordance with the applicable requirements of Nasdaq. The results of such reviews shall be provided to the Board for further discussion as appropriate.

MEETINGS

The Committee will hold at least one regular meeting per year and additional meetings as the Committee deems appropriate. Meetings may be called by the Committee chairman. The Committee may act by written consent in lieu of meeting.

MINUTES AND REPORTS

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee will report to the Board from time to time, or whenever so requested by the Board.

A-2

Appendix B

AMERICA’S CAR-MART, INC.

2005 RESTRICTED STOCK PLAN

ARTICLE I.
PURPOSE AND DURATION

1.1        Purpose of Plan. America’s Car-Mart, Inc., a Texas corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “America’s Car-Mart, Inc. 2005 Restricted Stock Plan” (the “Plan”), as set forth in this document. The Plan provides for the grant of Restricted Stock to certain officers, employees and directors of the Company and its subsidiaries who are selected by the Company’s Compensation Committee.

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company’s shareholders, and by providing Participants with an incentive for outstanding performance and service to the Company. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely is dependent.

1.2        Duration of the Plan. Subject to approval by the Company’s shareholders, the Plan shall become effective as of October 12, 2005 (the “Effective Date”) and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article VIII, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may Restricted Stock be granted under the Plan more than ten (10) years after the Plan’s Effective Date.

ARTICLE II.
DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, unless a different meaning is plainly required by the context. When the below meaning is intended, the initial letter of the word is capitalized:

2.1        “Award” means the grant to a Participant of Restricted Stock and any related benefits under this Plan.

2.2        “Board” or “Board of Directors” means the Board of Directors of the Company.

2.3        “Code”means the Internal Revenue Code of 1986, as amended from time to time, and any regulations and official guidance promulgated thereunder.

2.4        “Committee” means the Compensation and Stock Option Committee administering the Plan pursuant to Article III or such other committee as appointed in accordance with Article III. In the absence of such appointment, the Board shall serve as the Committee.

2.5        “Company” means America’s Car-Mart, Inc., a Texas corporation, and any successor as provided in Article X.

2.6        “Effective Date” shall have the meaning ascribed to such term in Section 1.2.

2.7        “Employer” means the Company and each of its subsidiaries.

2.8        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto, and includes all rules and official guidance promulgated thereunder.

2.9        “Participant”means an individual who has outstanding a grant of Restricted Stock subject to a Period of Restriction under the Plan.

2.10       “Period(s) of Restriction” means the period(s) during which the transfer of Shares of Restricted Stock is limited by the Plan in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article VI.

2.11       “Restricted Stock” means Shares granted to a Participant under this Plan which are subject to a Period of Restriction.

2.12       “Restricted Stock Agreement” means an agreement entered into by the Company and the applicable Participant, setting forth the terms and conditions applicable to the Award granted to such Participant under this Plan.

2.13       “Shares” means shares of common stock of the Company.

ARTICLE III.
ADMINISTRATION

3.1        The Committee. The Plan shall be administered by the Committee. The Committee shall be comprised of not less than two (2) members appointed by the Board from among its members, each of whom qualifies as a “Non-Employee Director” as such term is defined in Rule 16b-3 under the Exchange Act and who are considered outside directors for the purposes of the performance-based exception from the deductibility limitations of Code Section 162(m) (the “Performance-Based Exception”). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. If for any reason the Committee does not qualify to administer the Plan, as contemplated by Rule 16b-3 of the Exchange Act or the Performance-Based Exception from the deductibility limitations of Code Section 162(m), the Board may appoint a new Committee so as to comply with Rule 16b-3 and/or the Performance-Based Exception.

3.2        Authority of the Committee. Except as limited by law or by the Articles of Incorporation or By-laws of the Company, and subject to the provisions herein, the Committee shall have full power to select individuals who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article VIII) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations and interpretations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate, from time to time, its authority with respect to the Plan, administration of the Plan and the making of Awards, to one or more individuals, including, without limitation, the authority described above.

3.3        Action. If a member of the Committee is a Participant, he or she shall not participate in any decision that solely affects his or her own Awards under the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including any Employer and its shareholders and employees, and Participants and their estates and beneficiaries.

3.4        Compensation, Indemnity and Liability. The Committee shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan and the Committee shall be paid by the Company. No member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission on his or her own part, excepting his own gross negligence or willful misconduct. Each Employer shall indemnify and hold harmless the Committee and each member of the Committee, if any, against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own gross negligence or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV.
SHARES SUBJECT TO THE PLAN

4.1        Number of Shares Available. Subject to adjustment as provided in Section 4.3, there is hereby authorized 100,000 Shares for issuance under this Plan.

4.2        Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, lapses, or is forfeited for any reason, any Shares of Restricted Stock subject to such Award again shall be available for the grant of a new Award under the Plan.

4.3        Adjustments in Authorized Shares. In the event of any change in corporate capitalization in which the Company receives less than full value for its Shares or a corporate transaction, such as any stock split, reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares that may be delivered under Section 4.1, and in the number and class of and/or price of Shares granted under the Plan, as the Committee, in its sole discretion, determines is appropriate and equitable to prevent dilution or enlargement of rights; provided, however, that the number of Shares shall always be a whole number and fractional Shares shall be disregarded.

ARTICLE V.
ELIGIBILITY AND PARTICIPATION

Awards may be granted under this Plan to employees, officers and directors of an Employer. The Committee, in its sole discretion, shall determine the specific individuals to whom Awards shall be granted.

ARTICLE VI.
RESTRICTED STOCK

6.1        Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Awards to eligible individuals in such amounts and subject to such restrictions as the Committee shall in its sole discretion determine.

6.2        Restricted Stock Agreement. Each Award shall be evidenced by a Restricted Stock Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other provisions as the Committee shall determine. Each Restricted Stock Agreement shall be subject to the terms of the Plan and any provision therein that is inconsistent with the Plan shall be null and void.

6.3        Period of Restriction. The Committee may impose such conditions and/or restrictions or combination thereof on any Award granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that a Participant pay a stipulated purchase price for each Share, restrictions based upon the achievement of specific performance goals (e.g. Employer-wide, divisional and/or individual), time-based restrictions on vesting, and/or restrictions under applicable Federal or state securities laws; provided that any such conditions or restrictions, including but not limited to those affecting the timing of payment of an Award, shall not cause the Award to become “deferred compensation” as defined by Code Section 409A. The conditions and restrictions imposed hereunder need not be uniform among all Shares of or Awards issued pursuant to the Plan. Subject to the provisions of Article VIII, the Committee, in its sole discretion, may accelerate or otherwise modify the Period of Restriction applicable to any Award or Shares issued thereunder.

6.4        Transferability. Except as provided in this Article VI, the Awards and Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction. Shares covered by a Restricted Stock Award including but not limited to those made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction applicable to such Award. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 6.5 removed from his or her Share certificate. All rights with respect to the Award granted to a Participant shall be available during his or her lifetime only to such Participant.

6.5        Certificate Legend. Each certificate representing Shares of Restricted Stock granted pursuant to the Plan may bear the following legend:

The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the America’s Car-Mart, Inc. 2005 Restricted Stock Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from America’s Car-Mart, Inc.

The Company shall have the right to retain in the Company’s possession the certificates representing Shares of Restricted Stock until such time as all conditions and/or restrictions applicable to such Shares have been satisfied, provided that no such retention shall result in “deferred compensation” as defined by Code Section 409A.

6.6        Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder shall have full voting rights with respect to those Shares; provided, however, that the Committee may require in the applicable Restricted Stock Agreement that the Participant execute an irrevocable proxy granting the Company the right to vote his or her Shares during the Period of Restriction.

6.7        Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. In the event that any dividend constitutes a “derivative security” or an “equity security” pursuant to Rule 16(a) of the Exchange Act, such dividend shall be subject to a period of restriction equal to the remaining Period of Restriction of the Shares of Restricted Stock with respect to which the dividend is paid, and may be held in the Company’s possession as described in Section 6.5.

6.8        Separation from Service. Each Restricted Stock Agreement shall set forth the extent to which the Participant shall have the right, if any, to receive Shares on which the Period of Restriction has not yet ended following the Participant’s separation from service with the Company and its subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Restricted Stock Agreement, need not be uniform among all Shares of Restricted Stock or Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for separation from service. The Committee shall have the full power and authority, in its discretion, to determine whether a separation from service has occurred.

For purposes of the Plan, a transfer of a Participant’s employment or service relationship between Employers shall not be deemed to be a separation from service. Upon such a transfer, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the changed reporting relationships.

ARTICLE VII.
RIGHTS OF EMPLOYEES

7.1        Employment. Nothing in the Plan shall interfere with or limit in any way the right of an Employer to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of any Employer.

7.2        Participation. Participation by any individual shall be determined by the Committee and no individual shall otherwise have the right to be selected to receive Awards granted under this Plan, or, having been so selected, to be selected to receive a future Award.

7.3        No Trust or Fund Created. Neither a Participant nor any other person shall, by reason of the Plan or any Award, acquire any right in or title to any assets, funds or property, other than the Shares or amounts which become payable hereunder, of the Company or any Employer whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Employer, it its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Employer. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

ARTICLE VIII.
AMENDMENT, MODIFICATION, AND TERMINATION

8.1        Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires shareholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, the rules of the stock exchange or market on which the Shares are listed, or any other applicable law shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

Subject to Section 8.2, the Committee shall have the authority to cancel outstanding Awards and issue substitute Awards in replacement thereof.

8.2        Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award or otherwise be contrary to an Employer’s obligations under any employment, severance or other service agreement with the applicable Participant.

ARTICLE IX.
WITHHOLDING

9.1        Tax Withholding. The Employer shall have the power and the right to deduct or withhold from amounts or property due hereunder or any other monies or property of the Participant held or payable by the Employer, or require a Participant (or his or her estate or beneficiary) to remit to the Employer, an amount sufficient to satisfy Federal, state, local, and any other applicable taxes (including any foreign taxes and the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

9.2        Share Withholding. The Committee may allow a Participant to elect to satisfy all or part of the withholding requirement described in Section 9.1 by tendering to the Company Shares owned by such Participant for at least six (6) months (or by having the Company retain Shares then in the possession of the Company but held for the benefit of such Participant); provided that such Shares are not then subject to any restrictions. Such withholding requirement shall be deemed satisfied to the extent of the then current fair market value, as determined by the Plan Administrator in accordance with reasonable accounting principles, of the Shares so tendered to or retained by the Company. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE X.
LEGAL CONSTRUCTION

10.1        Successors. All obligations of an Employer or the Company under the Plan with respect to Awards shall be binding on their successors, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the entity.

10.2        Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

10.3       Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.4        Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Any provision of the Plan or any Restricted Stock Agreement notwithstanding, the Participant shall not be entitled to receive the benefits of Awards and the Company shall not be obligated to pay any benefits to a Participant if such exercise, delivery, receipt or payment of benefits would cause the Award to become “deferred compensation” under Code Section 409A or constitute a violation by the Participant or the Company of any provision of any such law or regulation. If additional guidance is issued under or modifications are made to Code Section 409A or any other law affecting the Awards issued hereunder, the Committee shall take such actions (including amending the Plan or any Restricted Stock Agreement) as it seems necessary, in its sole discretion, to ensure continued compliance with this Section 10.4.

10.5        Securities Law Compliance. With respect to an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act (an “Insider”), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. To the extent that compensation to be received by an Insider under this Plan for purposes of Code Section 162(m) as a result of the lapse of Period(s) of Restriction or other restriction on Restricted Stock, when added to all other compensation subject to the $1 million limitation on deductibility of compensation (the “cap”) imposed by Code Section 162(m), would cause such Insider’s compensation to exceed the cap for that year, restrictions on the number of Shares of Restricted Stock necessary to reduce the Insider’s compensation to the cap will not lapse, and instead, restrictions on such Shares of Restricted Stock will continue, all or in part, until such time that they may lapse and the Company’s tax deduction (as limited by Code Section 162(m)) is preserved.

10.6        Governing Law. To the extent not preempted by United States Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.

AMERICA’S CAR-MART, INC. By:____________________________ Its:____________________________

AMERICA’S CAR-MART, INC. 2005 RESTRICTED STOCK PLAN

RESTRICTED STOCK AGREEMENT

You have been selected to receive the following Award under the America’s Car-Mart, Inc. 2005 Restricted Stock Plan (the “Plan”):

Participant:	___________________________________________________________________________________________

Date of Award:	___________________________________________________________________________________________

Number of Shares of Restricted Stock Awarded:	____________________________________________________________

Period(s) of Restriction:
Restrictions shall lapse on the following percentage of the total Shares covered by this Award when you complete the following continuous years of employment or service with the Company or its subsidiaries, so long as you satisfy any other conditions set forth in the Plan:

	Years Completed	Percentage Vested

THIS AGREEMENT, effective as of the Date of Award set forth above, between the Participant (hereinafter “you” or “your”) and America’s Car-Mart, Inc., a Texas corporation (hereinafter the “Company”) is made pursuant to the provisions of the Plan. The capitalized terms appearing in this Agreement shall have the definitions set forth herein, or if not so defined, as ascribed to them in the Plan. The parties hereto agree as follows:

1.        Service with the Company. Each Award is conditioned on your continuous employment or service with the Company or its subsidiaries from the Date of Award through the end of the Period of Restriction with respect to a Share. However, neither this condition nor the Award evidenced by this Agreement will impose upon the Company or its subsidiaries any obligation to retain you in its employment or service for any given period or upon any specific terms.

2.        Limitations During Period of Restriction. During the Period of Restriction applicable to any Share, you will not be able to transfer such Share, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. The Company may choose to hold your stock certificates in escrow until the end of your Period of Restriction and then deliver the stock certificates to you as soon as practicable thereafter. If the Company issues stock certificates prior to the end of your Period of Restriction, such certificates will bear certain legends as described in the Plan. You must execute the irrevocable proxy, which is attached to this Agreement as Exhibit “A”, to grant the Company the right to vote your Shares during the Period of Restriction. You will have the right to receive any dividends and other distributions paid with respect to your Shares during the Period of Restriction; provided, however, that certain restrictions may apply as set forth in the Plan.

3.        Lapse of Restrictions. Once your Period of Restriction ends with respect to any Share, you will normally be entitled to all rights of ownership to such Share. Under certain circumstances described in the Plan, however, these rights may be delayed or subject to additional limitations or restrictions.

4.        Taxes Due On Shares. Normally, when the Period of Restriction ends on any Share, you will be responsible for Federal, state, and local taxes (including, without limitation, your FICA obligation) on the current Share value over the price paid. The Company has the right to deduct, withhold or take other actions to collect such taxes from you, as described in the Plan; however, any tax liability resulting from this Award remains your responsibility. You may have the right, by properly filing an election under Code Section 83(b) within 30 days after the initial grant of your Shares hereunder, to elect to be taxed immediately on the value of your Shares in excess of the price paid, determined at date of grant. It is your sole responsibility and not the Company’s to decide whether to make such an election under Code Section 83(b) and to timely file all necessary paperwork with the appropriate governmental authorities. If you make an election under Code Section 83(b), you are also required to promptly notify the Company by sending a copy of your written election form to:_________________, America’s Car-Mart, Inc., _________________.

5.        Forfeiture Upon Termination. If you separate from service with the Company and its subsidiaries for any reason, any Shares which are still subject to a Period of Restriction as of your separation date will be immediately forfeited and returned to the Company.

6.        Administration. This Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. In the event there is any inconsistency between the terms of this Agreement and the Plan, the terms of the Plan shall supersede and replace the inconsistent terms of this Agreement. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon you.

7.        Amendment, Modification or Termination. The Plan contains certain provisions giving the Committee and Board the power to amend, modify, or terminate this Award grant or the Plan at any time. However, except as specifically provided in the Plan, no such termination, amendment, or modification of the Plan or this Award may in any material way adversely affect your rights under this Agreement without your written consent.

8.        Governing Law. To the extent not preempted by Federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Award.

AMERICA’S CAR-MART, INC.
By:________________________________________
Participant	Its:________________________________________

EXHIBIT A

IRREVOCABLE PROXY

The Undersigned does hereby irrevocably make, constitute and appoint the Board of Directors of America’s Car-Mart, Inc., a Texas corporation (hereinafter the “Company”), or such other person or persons as are designated by such Board (in any such case, the “Proxyholder”), as the attorney and proxy of the Undersigned, with full power of substitution, to vote all shares of common stock of the Company that the Undersigned received or otherwise elected to purchase under the Company’s 2005 Restricted Stock Plan and is or may hereafter be entitled to vote (the “Shares”), at any and all meetings of the stockholders of the Company and to give written consent to any action of the stockholders of the Company.

As to each matter submitted to a vote of stockholders (including any action by written consent of the stockholders), Proxyholder shall cast or withhold the votes to which the Shares are entitled with respect to such matter in proportion to the votes cast or withheld by all other holders of shares of common stock present at the meeting at which such action is taken (or otherwise participating in such action), as follows: (i) the Proxyholder shall cast as affirmative votes a percentage of the total number of votes to which the Shares collectively are entitled on such matter (the “Total Shares Votes”) equal to the percentage of all votes of shares of common stock present at the meeting for, or otherwise participating in, such action which were cast as affirmative votes; (ii) the Proxyholder shall cast as negative votes a percentage of the Total Shares Votes equal to the percentage of all votes of shares of common stock present at the meeting for, or otherwise participating in, such action which were cast as negative votes; and (iii) if such action is considered and voted on at a meeting of stockholders, the Proxyholder shall refrain from casting a percentage of the Total Shares Votes equal to the percentage of all votes of shares of common stock which were present at such meeting but which abstained from voting in such matter.

The Undersigned agrees that this Irrevocable Proxy is made irrevocable by him and coupled with an interest by the Proxyholder in the Shares, all in accordance with the provisions of Texas law. This Irrevocable Proxy is executed in consideration of the issuance of the Shares to the Undersigned pursuant to the Company’s 2005 Restricted Stock Plan.

This Irrevocable Proxy shall terminate in its entirety on the date that the Period of Restrictions (as defined in the Company’s 2005 Restricted Stock Plan) ends with respect to the Shares.

The Undersigned executes this Irrevocable Proxy this ___day of ____________, 200__.

___________________________________

Print Name: __________________________

This Proxy is solicited on behalf of the Board of Directors
of
AMERICA’S CAR-MART, INC.

The undersigned stockholder(s) of America’s Car-Mart, Inc., a Texas corporation (the “Company”), hereby appoints Tilman J. Falgout, III and William H. Henderson, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of America’s Car-Mart, Inc. to be held on October 12, 2005 at 10:00 a.m. local time at the Clarion Hotel, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712, to vote the shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1)	To elect five directors for a term of one year and until their successors are elected and qualified:

☐	FOR all nominees listed below (except as indicated to the contrary below)
☐	WITHHOLDAUTHORITY to vote for all nominees

Tilman J. Falgout, III John David Simmons William M. Sams	William H. Henderson Carl E. Baggett

If you wish to withhold authority to vote for any individual nominee(s), write the name(s) on the line below:

(2)	To approve the Company’s 2005 Restricted Stock Plan.

☐ FOR ☐ AGAINST ☐ ABSTAIN

(3)	In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This proxy, when properly executed, will be voted in accordance with directions given by the undersigned stockholder. If no direction is made, it will be voted FOR Proposals 1 and 2 and as the proxies deem advisable on such other matters as may come before the meeting.

Date: _____________________________________________

Signature

Signature

(This Proxy should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)